Exhibit (l)(2)

Cira Centre 2929 Arch Street Philadelphia, PA 19104-2808 +1 215 994 4000 Main +1 215 994 2222 Fax www.dechert.com

May 1, 2018

FS Investment Corporation

201 Rouse Boulevard

Philadelphia, PA 19112

Re:	Registration Statement on Form N-2

Ladies and Gentlemen:

We have acted as counsel to FS Investment Corporation, a Maryland corporation (the “Company”), in connection with the preparation and filing of a Registration Statement on Form N-2 (the “Registration Statement”), as filed by the Company on the date hereof with the U.S. Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to possible offerings from time to time of up to an aggregate of $1,500,000,000 of the following securities of the Company: (1) shares of common stock, par value $0.001 per share, of the Company (“Common Stock”); (2) shares of preferred stock, par value $0.001 per share, of the Company (“Preferred Stock”); (3) debt securities (“Debt Securities”) to be issued pursuant to an indenture between the Company and U.S. Bank National Association, as trustee (the “Trustee”); (4) rights to purchase Common Stock (“Subscription Rights”); and (5) warrants of the Company to purchase Common Stock, Preferred Stock or Debt Securities (“Warrants”). The Warrants, Subscription Rights and Debt Securities are collectively referred to herein as the “Securities.”

The Registration Statement provides that the Securities may be offered separately or together, in separate series, in amounts, at prices and on terms to be set forth in one or more supplements to the prospectus included in the Registration Statement (each, a “Prospectus Supplement”). This opinion letter is being furnished to the Company in accordance with the requirements of Item 25 of Form N-2 under the Investment Company Act of 1940, as amended, and we express no opinion herein as to any matter other than as to the legality of the Securities.

In rendering the opinions expressed below, we have examined and relied on originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinions set forth below, including the following documents:

(i)	the Registration Statement;

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(ii)	the Second Articles of Amendment and Restatement of the Company, as amended (the “Articles”);

(iii)	the Second Amended and Restated Bylaws of the Company (the “Bylaws”);

(iv)	the Indenture, dated as of July 14, 2014, between the Company and the Trustee, governing the Debt Securities (as may be amended or supplemented from time to time, the “Indenture”);

(v)	a certificate of good standing with respect to the Company issued by the State Department of Assessments and Taxation of Maryland as of a recent date; and

(vi)	the resolutions of the board of directors of the Company (the “Board of Directors”), relating to, among other things, the authorization and approval of the preparation and filing of the Registration Statement.

As to the facts upon which this opinion is based, we have relied upon certificates of public officials and certificates and written statements of agents, officers, directors and representatives of the Company without having independently verified such factual matters.

In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as original documents, the conformity to original documents of all documents submitted to us as copies, the legal capacity of natural persons who are signatories to the documents examined by us and the legal power and authority of all persons signing on behalf of the parties to such documents.

On the basis of the foregoing and subject to the assumptions, qualifications and limitations set forth in this letter, we are of the opinion that:

1.	The Warrants, when (a) duly authorized, executed, authenticated, issued and sold in accordance with the Registration Statement and applicable Prospectus Supplement and the provisions of an applicable, valid and binding warrant agreement and (b) delivered to the purchaser or purchasers thereof against receipt by the Company of such lawful consideration therefor as the Board of Directors (or a duly authorized committee thereof or a duly authorized officer of the Company) may lawfully determine, will be valid and binding obligations of the Company enforceable against the Company in accordance with their respective terms.

2.	The Subscription Rights, when duly authorized and issued in accordance with the Registration Statement and applicable Prospectus Supplement and the provisions of an

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applicable subscription certificate and any applicable, valid and binding subscription agreement, will be valid and binding obligations of the Company enforceable against the Company in accordance with their respective terms.

3.	The Debt Securities, when (a) duly authorized and executed by the Company and authenticated by the Trustee in accordance with the provisions of the Indenture and (x) issued and sold in accordance with the Registration Statement and applicable Prospectus Supplement or (y) issued upon exchange or conversion of Preferred Stock or upon exercise of Warrants as contemplated by the Registration Statement and applicable Prospectus Supplement and (b) delivered to the purchaser or purchasers thereof against receipt by the Company of such lawful consideration therefor as the Board of Directors (or a duly authorized committee thereof or a duly authorized officer of the Company) may lawfully determine, will be valid and binding obligations of the Company enforceable against the Company in accordance with their respective terms.

The opinions set forth herein are subject to the following assumptions, qualifications, limitations and exceptions being true and correct at or before the time of the delivery of any Securities offered pursuant to the Registration Statement and appropriate Prospectus Supplement:

(i)	the Company is duly incorporated and validly existing in good standing under the laws of the State of Maryland;

(ii)	the Board of Directors, including any appropriate committee appointed thereby, and/or appropriate officers of the Company shall have duly (x) established the terms of the Securities and (y) authorized and taken any other necessary corporate or other action to approve the creation, if applicable, issuance and sale of the Securities and related matters;

(iii)	the resolutions establishing the definitive terms of and authorizing the Company to register, offer, sell and issue the Securities shall remain in effect and unchanged at all times during which the Securities are offered, sold or issued by the Company;

(iv)

the definitive terms of each class and series of the Securities not presently provided for in the Registration Statement or the Articles, and the terms of the issuance and sale of the Securities (x) shall have been duly established in accordance with all applicable laws and the Articles and Bylaws, any Indenture, underwriting agreement, warrant agreement and subscription agreement and any other relevant agreement relating to the terms and the offer and sale of the Securities (collectively, the “Documents”) and the authorizing resolutions of the Board of Directors, and reflected in appropriate documentation reviewed by us, and (y) shall not violate any applicable law or the

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Documents (subject to the further assumption that such Documents have not been amended from the date hereof in a manner that would affect the validity of any of the opinions rendered herein), or result in a default under or breach of (nor constitute any event which with notice, lapse of time or both would constitute a default under or result in any breach of) any agreement or instrument binding upon the Company and so as to comply with any restriction imposed by any court or governmental body having jurisdiction over the Company;

(v)	the interest rate on the Debt Securities shall not be higher than the maximum lawful rate permitted from time to time under applicable law;

(vi)	the Securities (including any Securities issuable upon exercise, conversion or exchange of other Securities), and any certificates representing the relevant Securities (including any Securities issuable upon exercise, conversion or exchange of other Securities), have been duly authenticated, executed, countersigned, registered and delivered upon payment of the agreed-upon legal consideration therefor and have been duly issued and sold in accordance with any relevant agreement and, if applicable, duly authorized, executed and delivered by the Company and any other appropriate party;

(vii)	each Indenture, warrant agreement and subscription agreement and any other relevant agreement has been duly authorized, executed and delivered by, and will constitute a valid and binding obligation of, each party thereto (other than the Company);

(viii)	the Registration Statement, as amended (including all necessary post-effective amendments), and any additional registration statement filed under Rule 462, shall be effective under the Securities Act, and such effectiveness shall not have been terminated or rescinded;

(ix)	an appropriate Prospectus Supplement shall have been prepared, delivered and filed in compliance with the Securities Act and the applicable rules and regulations thereunder describing the Securities offered thereby;

(x)	the Securities shall be issued and sold in compliance with all U.S. federal and state securities laws and solely in the manner stated in the Registration Statement and the applicable Prospectus Supplement and there shall not have occurred any change in law affecting the validity of the opinions rendered herein;

(xi)

if the Securities will be sold pursuant to a firm commitment underwritten offering, the underwriting agreement with respect to the Securities in the form filed as an exhibit to the Registration Statement or any post-effective amendment thereto, or incorporated by reference therein, has been duly authorized, executed and delivered by the Company and the other parties thereto;

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(xii)	the Indenture shall have been duly qualified under the Trust Indenture Act of 1939, as amended; and

(xiii)	in the case of an agreement or instrument pursuant to which any Securities are to be issued, there shall be no terms or provisions contained therein which would affect the validity of any of the opinions rendered herein.

The opinions set forth herein as to enforceability of obligations of the Company are subject to: (i) bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar laws now or hereinafter in effect affecting the enforcement of creditors’ rights generally, and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law) and the discretion of the court or other body before which any proceeding may be brought; (ii) the unenforceability under certain circumstances under law or court decisions of provisions providing for the indemnification of, or contribution to, a party with respect to a liability where such indemnification or contribution is contrary to public policy; (iii) provisions of law which may require that a judgment for money damages rendered by a court in the United States be expressed only in U.S. dollars; (iv) requirements that a claim with respect to any Debt Securities denominated other than in U.S. dollars (or a judgment denominated other than in U.S. dollars in respect of such claim) be converted into U.S. dollars at a rate of exchange prevailing on a date determined pursuant to applicable law; and (v) governmental authority to limit, delay or prohibit the making of payments outside the United States or in foreign currency or composite currency.

We express no opinion as to the validity, legally binding effect or enforceability of any provision in any agreement or instrument that (i) requires or relates to payment of any interest at a rate or in an amount which a court may determine in the circumstances under applicable law to be commercially unreasonable or a penalty or forfeiture or (ii) relates to governing law and submission by the parties to the jurisdiction of one or more particular courts.

The opinions expressed herein are limited to the laws of the State of New York.

This opinion letter has been prepared for your use solely in connection with the Registration Statement. We assume no obligation to advise you of any changes in the foregoing subsequent to the effectiveness of the Registration Statement.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus which forms a part of the Registration Statement. We further consent to the incorporation by reference of this letter

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and consent into any registration statement filed pursuant to Rule 462(b) with respect to the Securities. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Dechert LLP